Exhibit 99.1

Tailwind Two Acquisition Corp. and Terran Orbital Announce Completion of Business Combination

Terran Orbital to begin trading on the New York Stock Exchange on March 28, 2022 under ticker symbols LLAP and LLAP WS

BOCA RATON, Fla., March 25, 2022 – Tailwind Two Acquisition Corp. (NYSE: TWNT) (“Tailwind Two”), today announced the completion of its business combination with Terran Orbital Corporation (“Terran Orbital”), a leading small satellite manufacturer primarily serving the United States aerospace and defense industry.

In connection with the completion of the business combination, Tailwind Two has been renamed Terran Orbital Corporation (the “Company”) and its common stock and warrants are expected to commence trading on the New York Stock Exchange on March 28, 2022 under the ticker symbols “LLAP” and “LLAP WS”, respectively.

“We are pleased to have completed our business combination with Terran Orbital as they bring their market leading, innovative small satellites and earth observation solutions to scale,” said Phillip Krim, Chairman of Tailwind Two. “Marc Bell and his team have a significant technological moat, supported by expected build rates of over 1,000 satellites and space vehicles annually as data demands from governments and corporations accelerate over the next decade. We look forward to continuing to work with the entire Terran Orbital team in the years ahead.”

“We are well-positioned to accelerate our growth strategy as a result of this business combination” said Marc Bell, Co-Founder, Chairman and CEO of Terran Orbital. “The capital raised through this transaction along with our new access to the public markets will enable us to continue to expand upon our manufacturing capabilities and launch one of the most advanced earth observation constellations of small satellites on the planet.”

Transaction Overview

As a result of this transaction, the Company received approximately $255.4 million of gross proceeds, comprised of $80.2 million of gross equity proceeds from Tailwind Two’s cash-in-trust ($29.4 million) and a private placement (“PIPE”) of ordinary shares ($50.8 million) with participation from AE Industrial Partners, long-term Terran Orbital investor Beach Point Capital, Daniel Staton, Lockheed Martin and Fuel Venture Capital, and $175.3 million of gross debt financings provided by Francisco Partners, Beach Point Capital and Lockheed Martin, including in each case debt capital advances funded on November 24, 2021 and March 9, 2022. In connection with the closing of the transaction, and assuming all transactions closed on December 31, 2021, the Company would have started the year 2022 with $100.8 million of cash on hand, a debt balance of approximately $175.6 million and issued and outstanding shares of common stock of 137,295,455 (and 154,778,461 including “in-the-money” vested and unvested RSUs and Options, assuming a $10.00 stock price). Existing Terran Orbital shareholders rolled 100% of their equity into the combined company and retained 82.1% of the outstanding common stock (and 84.1% including the “in-the-money” RSUs and options). Prior to closing of this transaction, the maximum redemption condition previously disclosed on March 15, 2022 as a condition to the closing of the merger and the funding provided by Francisco Partners was waived by the respective parties. In addition, a third-party holder of Tailwind Two shares agreed to reverse its redemption of approximately one million shares in consideration for certain cash payments from the sponsor of Tailwind Two.

Advisors

Jefferies served as sole placement agent on the PIPE and exclusive capital markets advisor to Tailwind Two. Goldman Sachs served as financial advisor to Tailwind Two. Houlihan Lokey provided additional financial advice to Tailwind Two. Jefferies served as exclusive financial advisor and capital markets advisor to Terran Orbital. Kirkland & Ellis LLP acted as legal counsel to Tailwind Two and Akin Gump Strauss Hauer & Feld LLP acted as legal counsel to Terran Orbital.

About Tailwind Two Acquisition Corp.

Prior to the completion of the business combination, Tailwind Two was a blank check company “for founders, by founders” – formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more founder-led businesses in a sector being disrupted by technological change. Tailwind Two’s management team and directors have invested extensively in founder-run businesses, with notable success in the space industry. Tailwind Two was led by Chairman Philip Krim, and Co-Chief Executive Officers Chris Hollod and Matt Eby.

About Terran Orbital

Terran Orbital Corporation (“Terran Orbital”), a leading satellite manufacturer of small satellites primarily serving the United States aerospace and defense industry. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and in-orbit support to meet the needs of the most demanding military, civil, and commercial customers. In addition, Terran Orbital is developing the world’s largest, most advanced NextGen Earth Observation constellation to provide persistent, real-time earth imagery.

Learn more at www.terranorbital.com

Special Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements, estimates, and projections provided by Terran Orbital that reflect management’s views regarding the anticipated future financial and operating performance of Terran Orbital. Forward-looking statements are statements that are not historical, including statements regarding operational and financial plans, terms and performance of Terran Orbital and other projections or predictions of the future. Forward looking statements are typically identified by such words as “project,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should,” and “could” and similar expressions. Such statements, estimates, and projections reflect numerous assumptions concerning anticipated results. Forward-looking statements in this press release may include, for example; statements about Terran Orbital’s industry and market sizes; future opportunities; expectations and projections concerning future financial and operational performance and results of Terran Orbital, and those factors set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements; Market Ranking and Other Industry Data” in the Proxy

Statement/Prospectus. As these assumptions may or may not prove to be correct and there are numerous factors which will affect Terran Orbital’s actual results (many of which are beyond Terran Orbital’s control), there can be no assurances that any projected results are attainable or will be realized. Terran Orbital and Tailwind Two disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise, except as required by law. Terran Orbital’s actual results may differ materially from those set forth in this press release. Accordingly, no representations are made as to the accuracy, reasonableness or completeness of such statements, estimates, or projections.

CONTACTS:

pr@terranorbital.com

949-413-7938